UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2022 (January 12, 2022)

Aurora Innovation, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1654 Smallman St, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip code)

(888) 583-9506

(Registrant’s telephone number, including area code)

50 33rd St,

Pittsburgh PA, 15201

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director Departure;

On January 12, 2022, James Andrew Bagnell provided notice of his decision to resign from the Board of Directors (the “Board”) of Aurora Innovation, Inc. (the “Company”). Mr. Bagnell’s resignation did not result from any disagreement with the Company concerning any matter relating to its operations, policies, or practices, and Mr. Bagnell will continue to serve as the Company’s Chief Scientist.

(d)	Appointment of New Director

On January 13, 2022, Claire Hughes Johnson was appointed to the Board of the Company. Ms. Johnson will serve as a director with a term of office expiring at the Company’s 2024 Annual Meeting of Stockholders.

Ms. Hughes Johnson currently serves as a corporate officer and advisor for the global financial technology company Stripe, where she has spent the last 7 years on the executive team. Ms. Hughes Johnson served as Chief Operating Officer at Stripe from 2014 to 2021, where she helped Stripe grow from under 200 employees to more than 4,000 and from 10s of millions in revenue to billions. At various times, she led business operations, sales, marketing, customer support, risk and all of the people functions, including workplace and real estate. Ms. Hughes Johnson also currently serves on the Board of the renewable energy company Ameresco, and the multi-platform magazine The Atlantic. Prior to joining Stripe, Ms. Hughes Johnson spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally, Google Offers sales, product and engineering and the business, operations and product teams of their self-driving car project. Ms. Hughes Johnson earned a bachelor’s degree with honors from Brown University and an MBA from the Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. and is also a trustee and Executive Committee member of Milton Academy.

In accordance with the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”), Ms. Johnson is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Ms. Johnson is entitled to $60,000 in annual cash compensation for service on Board with additional cash compensation payable for committee service. In addition, Ms. Johnson is expected to be granted equity awards consistent with the terms of the Director Compensation Policy.

There are no arrangements or understandings between Ms. Johnson and any other persons pursuant to which Ms. Johnson was appointed a director of the Company, and there are no family relationships between Ms. Johnson and any director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Ms. Johnson, a copy of which is filed as Exhibit 10.11 to the Company’s Form 8-K filed on November 4, 2021. Other than the indemnification agreement, Ms. Johnson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

A copy of the news release issued by the Company on January 18, 2022 announcing Ms. Johnson’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosures

On January 19, 2022, the Company issued a press release announcing milestones on the path to commercial launch for the Aurora Driver, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	News release of the Company dated January 18, 2022, announcing the appointment of a new director.

99.2	News release of the Company dated January 19, 2022, announcing milestones towards commercial launch.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 19, 2022

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer